PROFESSIONAL SERVICES AGREEMENT

    This PROFESSIONAL SERVICES AGREEMENT is made and entered into as of the 1st day of October, 2022 (the “Agreement”), by and between Arrow Financial Corporation, a New York corporation (“AFC”) and Edward J. Campanella (the “Professional”).

WHEREAS, effective September 30, 2022, the Professional resigned from service as Senior Executive Vice President, Treasurer and Chief Financial Officer of AFC and Senior Executive Vice President and Chief Financial Officer of both Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, subsidiaries of AFC;

WHEREAS, AFC wishes to enter into an arrangement with the Professional pursuant to which the Professional, following his resignation, will make himself available to oversee and assist with projects and other services in favor of AFC as may be requested from time to time by the Chief Executive Officer of AFC;

WHEREAS, the Professional is willing to make himself available and to serve pursuant to, and in accordance with, the terms of his Agreement; and

WHEREAS, the parties intend that each will have certain rights and responsibilities with respect to such arrangement for the duration thereof, all as more fully set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, AFC and the Professional agree as follows:

1.Services to be Furnished.

    (a)    Nature and Extent of Services. During the Services Period (as defined in Section 2), the Professional shall hold himself available to render advice and assistance to AFC, shall render advice and assistance, and shall oversee certain projects for AFC, as may be requested from time to time by the Chief Executive Officer of AFC. The Chief Executive Officer of AFC shall oversee the Professional’s services hereunder. The Professional shall have the duties, responsibilities, and authority as may reasonably be assigned to the Professional from time to time by the Chief Executive Officer of AFC. During the Services Period, the Professional shall expend an average of between 10 and 12 hours per business week in performance of such services (all of the foregoing collectively, the “Basic Commitment”). The performance by the Professional of services in addition to the Basic Commitment (any such additional duties, an “Additional Commitment”) shall be required only if the Company and the Professional shall mutually agree on the terms and conditions of such Additional Commitment, subject to Section 5(b) hereof.

    (b)    Manner of Performing Services. The Professional is an independent contractor and shall not be considered an employee of AFC or its affiliates. In performing services hereunder, the Professional shall have exclusive control over the manner in which he performs such services, including, without limitation, in the methods, procedures, strategies and equipment the Professional utilizes in performing such services; and in the Professional’s determination of the times, places and dates at which he performs such services; provided, however, that AFC shall have the right, in the discretion of its President and Chief Executive Officer or Chief Operating Officer, to establish reasonable parameters for any of the foregoing, including limitations on the amounts and types of reasonable and documented expenses incurred by the Professional that AFC will be obligated to reimburse. The Professional agrees that in the performance of his services hereunder, he will comply with all AFC’s applicable guidelines and policies, which the Professional acknowledges that he has reviewed and is familiar. Term. The term of this Agreement and the obligation of the Professional to render services hereunder shall commence as of 12:01 a.m. on October 1, 2022, and shall expire as of 11:59 p.m. on March 31, 2023 (the “Expiration Date”), unless prior to such date the parties mutually agree in writing to extend the term of this Agreement or this Agreement is earlier terminated as provided in Section 3 or through other mutual agreement. The term of this Agreement shall be referred to as the “Services Period.”

2.Termination.

(a)Automatic Termination; Rights of Parties to Terminate. This Agreement and the Services Period will terminate prior to the Expiration Date upon the occurrence of any the following: (i) the death or disability of the Professional; (ii) termination by AFC of the Professional’s services under this Agreement “for cause,” as defined below; (iii) termination by either AFC or the Professional of this Agreement, for any reason or no reason, upon not less than fourteen (14) days’ written notice to the other party hereto; or (iv) the mutual agreement of AFC and the Professional to terminate this Agreement, as of any date. In the event of any termination under the preceding sentence, neither AFC nor the Professional shall have any continuing obligation or liability to the other party under this Agreement after the date of termination, other than (w) the obligation of AFC to pay to the Professional the fees owed to the Professional under Section 5 through the date of such termination and to reimburse the Professional for reimbursable expenses incurred by the Professional under Section 4(b) through the date of such termination; (x) the obligation of the Professional to return any equipment provided to the Professional under Section 4, (y) the obligation of the Professional to keep certain matters confidential and to return to AFC certain documents and information under Section 6; and (z) the obligation of AFC to indemnify the Professional under Section 7; provided, however, in the event of a termination “for cause”, AFC shall be entitled to pursue any and all rights and remedies available to it at law or in equity. For purposes of this Agreement, AFC may terminate the Professional’s services hereunder “for cause” as a result of any of the following: (A) any willful misconduct by the Professional which is materially injurious to AFC or its affiliates, monetarily or otherwise; (B) any willful failure by Professional to follow the reasonable directions of the Chief Executive Officer or President of AFC; (C) any failure by the Professional substantially to perform any reasonable directions of the Chief Executive Officer or President of AFC (other than failure resulting from disability or death), within fourteen (14) days after delivery to the Professional by the Chief Executive Officer or President of AFC of a written demand for substantial performance, which written demand shall specifically identify the manner in which the Chief Executive Officer or President of AFC believes that the Professional has not substantially performed; (D) any inability of the Professional perform any substantial portion of Professional’s duties hereunder, by reason of any order of any regulatory authority or agency having jurisdiction over AFC or its affiliates, or by reason of the Professional’s employment with another organization, as set forth in Section 8(c); or (E) intentional provision of any false or misleading information to, or otherwise misleading, the Chief Executive Officer or President of AFC or any committee thereof.

(b)Termination Due to Material Breach of Agreement. In addition to the foregoing, if either party is in material breach of this Agreement, including in the case of AFC by reason of its failure to pay the Professional any fees or reimbursable expenses due and owing hereunder on or before the date such fees or expenses are payable or reimbursable, the non-breaching party (but not the breaching party) may terminate this Agreement upon written notice to the breaching party specifying the nature of the breach and the non-breaching party’s intention to terminate, provided that if such breach is curable within a reasonable period after the date of such notice (not to exceed in any case thirty (30) days after receipt of such notice), the non-breaching party will have no right to terminate this Agreement under this Section 2(b) if the breach is in fact cured within such period. Notwithstanding the foregoing, if the Professional notifies AFC of AFC’s breach of this Agreement by reason of its nonpayment of fees or expenses owed to the Professional, such breach will be deemed cured if and only if the amounts owed are paid to and received by the Professional within ten (10) days of AFC’s receipt of such notice. Termination of this Agreement by either party due to material breach hereof by the other party in accordance with this Section 2(b) shall not eliminate or limit the liability of the breaching party to the non-breaching party hereunder or under any other provision of law or the common law, and the non-breaching party may sue the breaching party for damages or other available remedies at law or in equity as the non-breaching party chooses.

3.Office Space; Equipment; Expenses.

(a)Office Space. If so requested by the Professional, AFC will provide the Professional with suitable office space at AFC’s main offices or such other premises owned or leased by AFC as may be mutually agreeable to the parties, for the purpose of assisting the Professional in the performance of services hereunder, and AFC will make available to the Professional at such premises, to the extent consistent with AFC’s own need for and demands on its personnel, such secretarial, clerical and other administrative support and assistance as may be necessary or helpful to the Professional in performing such services. Such support shall be provided consistent with AFC’s then-current support programs and policies (e.g., support provided during normal business hours).

(b)Equipment. Professional acknowledges and agrees that any equipment provided hereunder (“equipment”) shall be used solely for business purposes in connection with the performance of services hereunder. Professional agrees that it is his responsibility to ensure the proper use of the equipment and to use the equipment in a careful and reasonable manner in accordance with its design. The equipment shall be used consistent with AFC’s applicable guidelines and policies, which such guidelines and policies may require separate acknowledgement and execution (including, without limitation, a Remote Access User Security Agreement). Title to the equipment shall at all times remain with AFC. Upon the request of AFC or termination of this Agreement, the Professional shall return the equipment to AFC in good condition, with reasonable wear and tear accepted, at a location designated by AFC. Support for the equipment shall be provided consistent with AFC’s then-current support programs and policies (e.g., help desk support provided during normal business hours). With respect to any laptop computer provided to the Professional, the Professional understands and agrees that he has no right or expectation of privacy or security in his use of any such laptop or Internet usage.

(c)Expenses. Subject to any limitations on the Professional’s expenses as may be established from time to time by the President and Chief Executive Officer or Chief Operating Officer of AFC, AFC will pay on behalf of the Professional any reasonable and documented expenses incurred by him in connection with services rendered by him hereunder, or will reimburse the Professional for any such expenses paid by him, in each case on or before the thirtieth (30th) day following AFC’s receipt of a bill for such expenses or notice of such reimbursable expenses.

4.Compensation.
    (a)    Basic Commitment. As compensation for the Professional’s rendering of services in fulfillment of his Basic Commitment hereunder, AFC shall pay the Professional cash compensation in the amount of $5,000 per week during the Services Period, payable in accordance with AFC’s then-current standard payroll practices (or as otherwise determined by the mutual agreement of the parties).

    (b)    Additional Commitment. To the extent that AFC and the Professional may reach agreement on an Additional Commitment by the Professional to the rendering of services hereunder, AFC shall pay to the Professional consideration in cash or such other form or forms as the parties may agree upon, having a fair market value on a prorated basis at least equal to the consideration then being received by the Professional for services rendered by him for the Basic Commitment.

    (c)    Cessation of Option Vesting. For the avoidance of any doubt, this Agreement does not qualify as a Qualifying Services Contract, as such term is defined in certain existing stock option award agreements held by the Professional, and the vesting of options thereunder shall not continue during the Services Period.

5.Confidentiality. “Confidential Information” means all information coming into the possession of the Professional (or any other party rendering services under his direction) in connection with the provision of services hereunder that is not otherwise in the public domain and that belongs or relates to or emanates from AFC or its affiliates or their respective businesses. Except to the extent otherwise authorized by AFC, the Professional agrees to keep confidential and use exclusively for the provision of services hereunder, and to require any other party rendering services under his direction to keep confidential and use exclusively for the provision of services hereunder, all Confidential Information. Nothing in this Agreement, however, shall prohibit the Professional or such other parties, with or without AFC’s authorization, from producing documents, providing testimony or otherwise participating or cooperating in any judicial or administrative action, proceeding, investigation or other activity to the extent he or they are advised in writing by legal counsel that such document production, testimony, participation or cooperation is required under applicable law; provided that if any such party is advised of such a requirement, such party shall (i) to the extent legally permissible, promptly advise AFC of the requirement; (ii) if requested by AFC, reasonably cooperate (at AFC’s expense) in opposing any such requirement; and (iii) only provide that portion of the Confidential Information which, in the opinion of legal counsel, is legally required to be provided. Upon expiration or termination of this Agreement, the Professional shall return to AFC as soon as practicable thereafter, all documents, files, records and data, including electronically stored or transmitted data, and copies of the foregoing, in the possession or control of the Professional, except to the extent that AFC shall specifically consent to non-return of such materials, provided that return of such materials shall not relieve the Professional of his obligations of confidentiality and non-use with respect to any Confidential Information received by him at any time hereunder for as long as such information is not known to the general public.

6.Indemnification in favor of the Professional. Except in the case of a claim, action, suit or proceeding as contemplated by Section 8(c) below, AFC shall indemnify the Professional and hold the Professional harmless if he is made or threatened to be made a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that the Professional is or was providing services to AFC pursuant to this Agreement, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees), incurred by the Professional in connection with such action, suit or proceeding, to the maximum extent that would be permitted and subject to any requirements that would apply under applicable law from time to time if the Professional were an officer of AFC, and subject to any further limits on such indemnification as may in fact pertain under applicable law. The foregoing indemnification of the Professional will not be affected by any provision of AFC’s Certificate of Incorporation or Bylaws or other corporate policy applicable to AFC’s indemnification of employees or others as may exist from time to time. In addition, AFC shall pay all documented and reasonable expenses (including attorneys’ fees) incurred by the Professional in defending any such action, suit or proceeding in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of the Professional to repay any and all such amounts if it shall ultimately be determined that he is not entitled to be indemnified with respect thereto by AFC, in each case on or before the thirtieth (30th) day after AFC’s receipt of a bill for such expenses or notice of such reimbursable expenses. The indemnification set forth in this Section 7 shall be in addition to, and not in derogation of, any rights of the Professional to be indemnified by AFC or any other party in any other capacity in which the Professional may serve from time to time, under applicable law or the charter documents or bylaws of such entity, or under any other agreement applicable to the Professional.

7.Noncompetition; Nonsolicitation; Outside Employment.

(a)Noncompetition. AFC understands and acknowledges that the Professional has accepted a position as Chief Financial Officer (the “Outside Employment”) with a Massachusetts based community bank (“Outside Employer”). Except as may be caused by the Outside Employment, the Professional shall not, at any time during the Services Period, without the prior written approval of the President and Chief Executive Officer of AFC, directly or indirectly, own, control, become an officer, employee, agent, partner or director of, or serve as a consultant for (i) any depository institution not directly or indirectly owned or controlled by AFC having assets of $100 million or more that either is headquartered in the State of New York or accepts deposits at any location in the State of New York, (ii) any holding company of such institution, or (iii) any business enterprise operating out of one or more physical locations in the State of New York that is in direct competition in any significant line of business with AFC or any of its directly or indirectly owned or controlled subsidiaries. For purposes of the preceding sentence, any directly or indirectly owned or controlled subsidiary of AFC includes any subsidiary as to which AFC directly or indirectly owns fifty percent (50%) or more of the voting equity interests or controls fifty percent (50%) or more of the director or trustee positions. The parties agree that the covenant set forth in the Section 8(a) is reasonable with respect to duration, geographic area and scope. In the event that any provision of such covenant is finally determined by any court of competent jurisdiction to be void or unenforceable with respect to any particular geographic area or as to any particular time period or any other particular constraint, the covenant will be deemed to be automatically modified without any further action on the part of AFC and the Professional so as to eliminate therefrom the unenforceable constraint or its application in any manner in which it was found to be unenforceable and, except as so modified, the covenant will remain in full force and effect.

    (b)     Nonsolicitation. The Professional shall not, at any time during the Services Period, (i) solicit any employee of AFC or its affiliates to leave the employ of AFC or its affiliates or to accept any other employment or position, or (ii) assist any other person in hiring any such employee, provided, however, that this Section 8(b) shall not apply to any unsolicited contact with the Professional by an employee of AFC or its affiliates or any potential employer of such employee, or shall prevent the Professional in response to any such contact from providing personal reference regarding such employee to any such potential employer.

    (c)     Outside Employment; Indemnification in Favor of AFC. The Professional represents and warrants that (i) he has fully disclosed to Outside Employer the arrangement between himself and AFC; (ii) he has advised Outside Employer of this arrangement and Outside Employer has agreed to the performance of services hereunder; and (iii) the execution and delivery of this Agreement and the performance of the performance of the services hereunder will not conflict with or cause a default under, or give to any person any rights of termination, amendment, acceleration or cancellation of, any contract, agreement or other instrument to which the Professional is a party or, to the knowledge of the Professional, to which AFC or any of its affiliates is party. If, during the Services Period, Outside Employer directs Professional to cease the provision of services by the Professional hereunder, the Professional shall immediately notify AFC. If the Professional accepts any employment other than the Outside Employment during the Services Period (the “New Employment” and the employer thereunder, the “New Employer”), the Professional shall (x) fully disclose to the New Employer the arrangement between himself and AFC, including the existence of this Agreement; (y) use reasonable efforts to obtain written permission from such New Employer to continue to provide services hereunder; and (z) immediately notify AFC of the New Employment and the disposition of the New Employer as to the continuation of the Professional’s services hereunder. If the New Employer will not permit the continuation of the Professional’s services hereunder, or such permission is subject to any condition, AFC may, in its sole discretion, terminate this Agreement for cause under clause (D) of Section 3(a). The Professional shall indemnify and hold AFC harmless if AFC is made or threatened to be made a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that the Professional is or was providing services to AFC pursuant to this Agreement in violation of his employment arrangement with Outside Employer or any other New Employer, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees), incurred by AFC in connection with such action, suit or proceeding.

8.Entire Agreement; Amendment; Waiver. This Agreement cancels and supersedes all previous agreements or understandings between the parties relating to the subject matter hereof, and embodies the entire agreement and understanding of the parties with respect to the subject matter hereof, and shall not be amended, modified or supplemented in any respect except by a subsequent written instrument executed by the parties; provided, however, this Agreement is in addition to and not in lieu of (and does not supersede or replace) any other agreement between the Professional and AFC (or any of its affiliates) with respect to non-competition, non-solicitation of employees or customers, confidentiality and non-use or non-disclosure of confidential information. The performance of or compliance with any covenant given herein or the satisfaction of any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or whom such condition is intended to benefit, except to the extent any such condition is required by law; provided, however, that, no waiver of any provision of their Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall any such waiver constitute a continuing waiver.

9.Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Professional and his heirs and representatives and AFC and its respective successors and assigns.

10.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement which is binding upon the parties hereto, notwithstanding that the parties are not signatories to the same counterpart.

11.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

12.Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. Notwithstanding anything herein contained to the contrary herein, any payments to the Professional by AFC, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), any regulations promulgated thereunder and any successor laws and regulations thereto.

13.Notices. Any communication required or permitted to be given to a party under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) calendar days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, or on the date sent by email, if by email (with confirmation of transmission), addressed to such party at the address listed below or at such other address as either party may by written notice subsequently specify to the other party:

If to Professional:    Edward J. Campanella
P.O. Box 141
Prides Crossing, Massachusetts 01965
Email: (as provided to the CEO of AFC in writing)

If to AFC:        Arrow Financial Corporation
c/o Corporate Secretary
250 Glen Street
Glens Falls, New York 12801
Attention: Board of Directors
andrew.wise@arrowbank.com

With copies to:    Arrow Financial Corporation
250 Glen Street
Glens Falls, New York 12801
Attention: President

Email: tmurphy@arrowbank.com

14.Survival. Any provisions of this Agreement which, by its express terms or in practical effect, contemplates performance after the expiration of the Services Period or termination of this Agreement shall survive the expiration of the Services Period or termination of this Agreement.

15. 409A Savings Clause. The parties intend that any amounts payable under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), including regulations and guidance hereunder, so as not to subject the Professional to the payment of any additional taxes, penalties or interest imposed under Section 409A with respect to amounts paid under this Agreement or any other agreement or arrangement between the parties. The parties agree to amend this Agreement to the extent necessary to bring this Agreement into compliance with Code Section 409A as it may be interpreted by any regulations, guidance or amendments to Section 409A issued or adopted after the date of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date and year first above written.

ARROW FINANCIAL CORPORATION

By: /s/ Thomas J. Murphy_________________________
Thomas J. Murphy
President

                 PROFESSIONAL

/s/ Edwards J. Campanella_________________________

Edward J. Campanella